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                                                                    Exhibit 99.1


NEWS RELEASE                                       [GROUP 1 AUTOMOTIVE INC LOGO]
                                      950 Echo Lane, Suite 100 Houston, TX 77024


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
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AT GROUP 1:                      Chairman, President and CEO             B.B. Hollingsworth, Jr.         (713) 647-5700
                                 Manager, Investor Relations             Kim Paper Canning               (713) 647-5700

AT Fleishman-Hillard:            Investors/Media                         Russell A. Johnson              (713) 513-9515
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

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 28, 2004

                 GROUP 1 AUTOMOTIVE APPOINTS TWO NEW EXECUTIVES

HOUSTON, APRIL 28, 2004--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, today announced the appointments of Robert T. Ray and Joseph
C. Herman to senior management positions.

Ray, 44, will become senior vice president, chief financial officer and treasurer effective May 17, 2004. He will oversee Group 1's finance, investor relations and corporate administrative functions. Over the past 13 years, Ray has held several senior positions in finance and corporate development at Dynegy Inc., a Houston-based energy company. He most recently served as senior vice president and treasurer with responsibility for all corporate finance, treasury, credit, insurance and trust investment activities. In this capacity, Ray played a key role in Dynegy's recent financial restructuring. His prior work experience also includes positions in banking and public accounting.

Herman, 61, joins Group 1 as senior vice president, operations effective May 3, 2004. Herman brings more than 30 years of experience in automotive retailing, including having served in a wide range of operating capacities at both single and multi-franchise dealerships. Most recently, he was president and chief operating officer of Planet Automotive, a private top 20 dealership group in the United States. Herman will oversee Group 1's operations and coordinate dealership activities.

"I look forward to working with these new officers and am confident that they will complement and enhance our existing management team," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "Their experience in operations, consolidation and finance will be instrumental in helping Group 1 achieve our goals."


ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 currently owns 82 automotive dealerships comprised of 122 franchises, 30 brands, and 29 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.


     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT WWW.GROUP1AUTO.COM

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